Exhibit 99.1

FOR IMMEDIATE RELEASE Thursday, February 24, 2011 David Vander Ploeg Mark Fleming Executive VP and CFO Investor Relations & Corp. Communications 920-882-5854 920-882-5646

W6316 Design Drive, Greenville, WI 54942 P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY ANNOUNCES EXCHANGE TRANSACTION TO

RETIRE 3.75% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2026

Greenville, WI, February 24, 2011—School Specialty (NASDAQ:SCHS) has entered into separate, privately-negotiated exchange agreements under which it will retire $100 million in aggregate principal of its outstanding 3.75% Convertible Subordinated Debentures due 2026 (the “Existing Debentures”) in exchange for its issuance of $100 million in aggregate principal of new 3.75% Convertible Subordinated Debentures due 2026 (the “New Debentures”).  Following these transactions, $100 million in principal amount of the Existing Debentures will remain outstanding.

The New Debentures mature in 2026 and will pay interest semi-annually at a rate of 3.75% per year in respect of each $1,000 original principal amount of New Debentures and their principal will accrete at a rate of 3.9755% per year, compounding on a semi-annual basis.  The New Debentures will be convertible, at the option of School Specialty, into cash or a combination of cash and shares of School Specialty common stock upon satisfaction of certain conditions.  Shares of School Specialty common stock issuable upon conversion of the New Debentures have been reserved for issuance.

Holders of the New Debentures have the option to require School Specialty to purchase the New Debentures outstanding on November 30, 2014, and certain subsequent dates, at a price equal to the accreted principal amount of the New Debentures delivered for repurchase plus any accrued and unpaid interest on the original principal amount of such New Debentures.  School Specialty has the right to redeem the New Debentures beginning May 30, 2014 at a price equal to the accreted principal amount of the New Debentures to be redeemed plus any accrued but unpaid interest on the original principal amount of such New Debentures.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides PreK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.